Exhibit 99.2

May 5, 2022

Fellow Shareholders:

Work on our main growth initiatives has been progressing at all levels of the company. In this and successive quarterly letters, we will provide an update on our achievements as well as any challenges we are encountering across each of those efforts. This level of focus and accountability is critical to achieving our goal of becoming the ultimate consumer champion in the financial services space, leading with choice and best pricing across the entire range of financial products in one easy-to-use, trusted experience.

Our results this quarter were highlighted by improving unit economics across our businesses. The Home segment performed in line with our expectations despite mortgage rates moving significantly higher. We were able to capture substantial volume of purchase and home equity loan traffic for our partners as refinancing demand waned. Strong lender demand across the exchange drove a 5 point increase in the segment margin YoY. Growth in the Consumer segment was again robust, with our personal and small business loan segments both producing great results. The recovery for Insurance revenue began from what we view as the trough in 4Q21, and we expect progress to continue throughout 2022.

We continued to put excess liquidity on our balance sheet to work, completing our previously announced $15M investment in the EarnUp payments platform and repurchasing $43M of our stock in the quarter. We remain focused on managing operating expenses across the business. As part of that effort we completed a workforce reduction of approximately 75 employees. Growth in our cost structure has moderated substantially since the middle of last year, and we will remain disciplined even as we continue to make targeted investments in certain growth initiatives.

The economy experienced significant volatility in the first quarter as the Federal Reserve began increasing short-term interest rates for the first time since 2018 to battle consumer price inflation that is at its highest level in 40 years. Despite the large move in benchmark interest rates, we generated results in line with our quarterly guidance. However, the average mortgage rate today sits above 5% for the first time since 2009, and inflationary pressures have created sustained headwinds for our insurance partners as they work to increase premium rates to levels that will be profitable. We have navigated this environment well and are happy with progress in each of our businesses, but we have to acknowledge that this macro environment is more challenging than we anticipated, and that impacts our guidance. Accordingly, we are lowering our financial forecast for this year.

Q1.2022	1

While many of our competitors remain unprofitable, we are guiding to full year revenue and AEBITDA growth. Despite the headwinds from interest rates in mortgage and inflation in insurance, our personal loan, home equity and small business products continue to generate exceptional growth. We are continuing to invest in our strategic initiatives, while remaining disciplined around non-marketing operating expenses. As the macro headwinds abate, we will emerge a stronger and even more profitable business with the best-in-class financial marketplace offering for consumers.

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2021				2022	Y/Y
	Q1	Q2	Q3	Q4	Q1	% Change

Total revenue	$ 272.8	$ 270.0	$ 297.4	$ 258.3	$ 283.2	4%

Income (loss) before income taxes	$ 28.0	$ 0.7	$ (4.4)	$ 60.2	$ (10.4)	(137) %
Income tax (expense) benefit	$ (8.7)	$ 9.1	$ —	$ (11.8)	$ (0.4)	(95) %
Net income (loss) from continuing operations	$ 19.3	$ 9.8	$ (4.4)	$ 48.4	$ (10.8)	(156) %
Net income (loss) from continuing operations % of revenue	7%	4%	(1) %	19%	(4) %

Income (loss) per share from continuing operations
Basic	$ 1.48	$ 0.74	$ (0.33)	$ 3.67	$ (0.84)	(157) %
Diluted	$ 1.37	$ 0.71	$ (0.33)	$ 3.57	$ (0.84)	(161) %

Variable marketing margin
Total revenue	$ 272.8	$ 270.0	$ 297.4	$ 258.3	$ 283.2	4%
Variable marketing expense (1) (2)	$ (183.8)	$ (171.6)	$ (191.5)	$ (169.8)	$ (189.1)	3%
Variable marketing margin (2)	$ 89.0	$ 98.4	$ 105.9	$ 88.5	$ 94.1	6%
Variable marketing margin % of revenue (2)	33%	36%	36%	34%	33%

Adjusted EBITDA (2)	$ 30.7	$ 38.2	$ 41.0	$ 24.7	$ 29.4	(4) %
Adjusted EBITDA % of revenue (2)	11%	14%	14%	10%	10%

Adjusted net income (loss) (2)	$ 2.5	$ 10.4	$ 10.3	$ (4.1)	$ 6.1	144%

Adjusted net income (loss) per share (2)	$ 0.18	$ 0.76	$ 0.75	$ (0.31)	$ 0.46	156%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.
Q1.2022	2

Q1 2022 CONSOLIDATED RESULTS

Consolidated revenue of $283.2 million grew 4% over the prior year, reflecting continued strength in Consumer offset by the declining refinance market in Home and a slower recovery in Insurance.

Variable Marketing Margin of $94.1 million grew 6% over prior year. Resilient margin in Home helped offset a decline in Insurance margins.

GAAP net loss from continuing operations was $10.8 million, or $0.84 per diluted share.

Our GAAP results were impacted by the adoption of ASU 2020-06 which modifies the accounting treatment of our convertible debt. More details on this change will be available in our Form 10-Q.

Adjusted EBITDA was $29.4 million as we continue to exercise discipline in managing operating expenses.

Adjusted net income of $6.1 million translates to $0.46 per share.

Q1.2022	3

SEGMENT RESULTS

(millions)	2021				2022	Y/Y
	Q1	Q2	Q3	Q4	Q1	% Change
Home (1)
Revenue	$ 128.1	$ 104.9	$ 112.4	$ 96.3	$ 101.9	(20) %
Segment profit	$ 39.0	$ 39.0	$ 41.5	$ 33.8	$ 35.9	(8) %
Segment profit % of revenue	30%	37%	37%	35%	35%

Consumer (2)
Revenue	$ 57.9	$ 75.7	$ 100.0	$ 96.4	$ 101.1	75%
Segment profit	$ 24.6	$ 33.4	$ 44.7	$ 40.8	$ 42.5	73%
Segment profit % of revenue	42%	44%	45%	42%	42%

Insurance (3)
Revenue	$ 86.6	$ 89.3	$ 84.8	$ 65.4	$ 80.0	(8) %
Segment profit	$ 32.8	$ 33.2	$ 26.6	$ 20.8	$ 21.1	(36) %
Segment profit % of revenue	38%	37%	31%	32%	26%

Other Category (4)
Revenue	$ 0.1	$ 0.2	$ 0.2	$ 0.2	$ 0.1	— %
(Loss) profit	$ (0.1)	$ —	$ 0.1	$ 0.1	$ (0.1)	— %

Total
Revenue	$ 272.8	$ 270.0	$ 297.4	$ 258.3	$ 283.2	4%
Segment profit	$ 96.3	$ 105.6	$ 112.9	$ 95.5	$ 99.5	3%
Segment profit % of revenue	35%	39%	38%	37%	35%

Brand marketing expense (5)	$ (7.3)	$ (7.2)	$ (7.0)	$ (7.0)	$ (5.4)	(26) %

Variable marketing margin	$ 89.0	$ 98.4	$ 105.9	$ 88.5	$ 94.1	6%
Variable marketing margin % of revenue	33%	36%	36%	34%	33%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q1.2022	4

HOME

The Home segment performed in line with previously guided revenue expectations in 1Q22 despite the 30-year fixed mortgage rate, as measured by the Freddie Mac Mortgage Market Survey, increasing from 3.11% to 4.67% during the quarter. Revenue was $101.9 million, down 20% over the prior year, with segment profit of $35.9 million down 8% as we compare to historically high refinance volumes in 1Q21.

Our leadership position in the mortgage marketplace generated improved unit economics throughout the quarter, even as rate-and-term refinancing activity slowed significantly. Mortgage revenue per lead increased 15% YoY despite refinance volume, typically our highest revenue per lead loan type, declining from 78% of total mortgage volume a year ago to 60% in 1Q22.

Home equity continues to grow as a part of our overall product mix, achieving record revenue with 112% YoY growth, and revenue per lead up 65% over the prior year. Purchase revenue grew 90% YoY and 24% sequentially. Persistently low home inventory and higher home prices continue to suppress purchase application volumes nationally, but revenue per lead in this category continues to expand as lenders are pivoting more towards the product with refinancing activity subsiding.

Our lender partners tend to rely on us even more at this point in the interest rate cycle to help meet their origination goals. In turn, we focus on optimizing higher converting products for them such as cash-out refinance and home equity loans. Despite the recent sharp uptick in interest rates, loans secured with home equity remain the lowest cost source of financing for most consumers that own a home.

We’re currently testing a completely re-imagined mortgage experience reflecting what we’ve learned through extensive consumer research and iterative testing. This new experience will provide home loan consumers with more guidance, support, and transparency throughout the mortgage process than we’ve ever offered before. It also provides consumers with guidance for how to effectively negotiate with lenders and sets expectations for communication with lenders, positioning LendingTree as a true consumer advocate. While we are still in the infancy stage of testing, we believe this new experience will help build more trusted, lasting relationships with our customers, and in turn, improve conversion rates for our lender partners. In time, this more trusted relationship will also allow us to increase the lifetime value of each consumer that we attract to the LendingTree platform. This is the sort of ongoing product and customer experience evolution that will be critical to us growing the mortgage business through cycles.

CONSUMER

We are very pleased with the ongoing recovery of our Consumer segment, which again performed quite well, with revenue of $101.1 million, up 75% YoY, and profit of $42.5 million, up 73%.

Personal loans revenue of $35.2 million was up 137% YoY as consumer demand continued to increase throughout the quarter. We expect this positive trend to endure with credit card balances increasing at an unprecedented rate and projected to reach a record level by the middle of this year. Increased card balances should drive increased demand for the product as consumers look to consolidate this higher cost debt with personal loan products.

Q1.2022	5

Our credit card business recovery continues, generating 1Q revenue of $29.8 million, up 69% YoY and 13% sequentially. Revenue per approval increased 47% YoY as issuer partners expanded their marketing budgets. We are focused on optimizing the increasing demand for travel rewards cards, as restrictions continue to lift and mask mandates expire. Margins in the segment remain lower than historical levels as we prioritize capturing partner spend and maximizing variable marketing dollars. We are working to diversify our marketing mix, actively pursuing more profitable marketing channels and partnerships to expand our reach and attract more consumers. We expect these actions will lead to improved unit economics over time.

TreeQual, our preapproval matching engine, is a key growth focus with the initial roll-out targeting the Consumer segment. The team has been moving lenders through the onboarding process, with three credit card issuers now active on the platform experiencing dramatically improved performance. We expect our first personal loan partner will go live shortly, and the pipeline of lenders ready to onboard continues to expand. TreeQual is central to improving the experience for both consumers and lenders. As we enhance our capabilities to better match borrowers with lenders in real time, we will drive higher close rates and increased monetization.

Small business growth continues at a strong pace, achieving record revenue and profit in the first quarter with revenue up 11% sequentially. Our lender network continues to grow as we onboard additional partners and diversify our marketplace for borrowers. We successfully launched our Commercial Real Estate program in the first quarter, creating a lower cost financing option for businesses that own their facilities. Our Premium Marketplace offering, launched last quarter, sorts incoming borrower traffic into risk tiers. The result is funnel optimization that has driven higher conversion rates and revenue per lead. We have also optimized our renewals process through a logged in experience for returning customers, which also drives significantly higher monetization and an improved margin profile.

INSURANCE

We continue to believe 4Q21 was the trough for the Insurance segment, as the challenging underwriting environment for carriers begins to ease on the back of premium rate increases. Our business has begun to recover as a result, delivering revenue of $80.0 million, down 8% YoY but up 22% sequentially, and segment profit of $21.1 million, down 36% from a year ago and up 1% sequentially.

We are encouraged by conversations we are having with our carrier partners as they increase marketing budgets. Evidence of returning demand can be seen in our revenue per lead, which increased for the first time on a YoY basis since 4Q19, up 14%. The costs of those leads, however, increased 33% as we prioritized quality for our partners, resulting in a 26% margin that is significantly lower than the business has historically delivered. We expect improving margins in the second half of the year as partner demand continues to recover and our marketing costs improve.

Q1.2022	6

Auto insurance rate increases from our clients are continuing to be approved in states across the country, driving improved appetite for new policy acquisition. Auto revenue in the first quarter was up 37% sequentially, and we expect growth to continue as the business returns to a more normalized operating environment. We remain committed to capturing additional share of carrier budgets by focusing on conversion rate and lead quality, and moving quickly to ensure alignment with carrier targets to meet and exceed their goals. Consumer demand, as measured by traffic to our sites, remains strong, and we expect this trend to continue as drivers shop for new policies following these rate increases.

We continue to diversify our Insurance business by entering new markets to expand our growth opportunities and increase market share. Our inbound calls program continued to scale, increasing revenue almost 70% over 4Q21. The P&C Agency had its best quarter to date, producing the largest amount of written premium while generating record unit economics.

We have made significant progress on our Embedded Insurance initiative, a key component of our Digital Advisor strategy. We launched real-time bindable rate quotes for MyLT members that will dramatically improve the consumer experience and drive improved conversion rates. During the quarter we also added three new auto carriers and three new home carriers, and expanded our home insurance rating reach by an additional 10 states.

MyLENDINGTREE

MyLendingTree grew at a healthy pace generating revenue of $37.0 million, up 23% YoY, with personal loans a solid contributor again this quarter. We continued to grow our user base and added 1.1 million new users in the quarter, bringing cumulative sign-ups to 22.1 million.

(millions)	2021				2022	Y/Y
My LendingTree	Q1	Q2	Q3	Q4	Q1	% Change

Cumulative Sign-ups (at quarter-end)	17.7	18.9	20.0	21.0	22.1	25%

Revenue Contribution (1)	$ 30.1	$ 33.5	$ 39.2	$ 37.6	$ 37.0	23%
% of total revenue	11.0%	12.4%	13.2%	14.6%	13.1%

(1) Includes revenue generated by registered MyLT members across the LendingTree platform, both in-App and outside of the App.

Our investment in the growth of MyLendingTree remains a top priority. Our strategy is focused on becoming the premier digital advisor to help consumers achieve their financial goals. The addition of auto insurance to MyLT this quarter builds on this strategy. We currently have six carriers active on the platform with plans to scale throughout the year. We also launched a new credit score simulator in the mobile app to help users better understand how certain actions will impact their score. Providing this information will help users make decisions that will improve their credit score and move closer to their financial goals. As we continue to add features that will improve the consumer experience, we expect to achieve higher levels of engagement, growth in membership, and ultimately stronger financial results.

Q1.2022	7

BALANCE SHEET & CASH FLOW

We spent $43 million on stock buybacks during the quarter, repurchasing shares at an average price of approximately $113. We also invested $15 million through our minority investment in the payments platform EarnUp during the quarter. Our strategic growth initiatives remain an attractive use of capital, allowing us to increase the functionality of our logged-in experience for consumers while also differentiating our offering in the market.

In 2Q22 we will settle approximately $170 million of convertible debt that is maturing. The settlement will be financed with a portion of the $250 million delayed draw term loan B established last year. In conjunction with our undrawn $200 million credit line, we have ample liquidity to pursue inorganic growth opportunities as they present themselves.

FINANCIAL OUTLOOK*

Today we're issuing an outlook for the second-quarter 2022 and revising our previous guidance for full-year 2022.

Second-quarter 2022:

▪	Revenue: $283 - $293 million

▪	Variable Marketing Margin: $100 - $106 million

▪	Adjusted EBITDA: $35 - $40 million

Full-year 2022:

▪	Revenue is anticipated to be in the range of $1,150 - $1,190 million, representing growth of 5% - 8% over full-year 2021 results.

▪	Variable Marketing Margin is expected to be in the range of $390 - $415 million.

▪	Adjusted EBITDA is now anticipated to be in the range of $140 - $150 million, up 4% - 11% over full-year 2021 results.

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q1.2022	8

CONCLUSION

The team is energized by our focused strategy to improve the consumer experience that will drive increased engagement, more trusted, longer-term relationships, better conversion for our partners and higher monetization for the Company. While the current macro headwinds have impacted our financial outlook for 2022, we are investing into this volatile period for the economy from a position of strength. We have built a durable business with a strong balance sheet that allows us to repurchase shares, evaluate emerging inorganic growth opportunities, and invest in our strategic initiatives. We look forward to discussing the results of these investments with you in the coming quarters.

Thank you for your continued support.

Sincerely,

Doug Lebda	Trent Ziegler
Chairman & CEO	CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com
Q1.2022	9

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per share amounts)
Revenue	$ 283,178	$ 272,750
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	15,561	13,895
Selling and marketing expense (1)	204,157	197,462
General and administrative expense (1)	35,973	34,989
Product development (1)	14,052	12,468
Depreciation	4,854	3,718
Amortization of intangibles	7,917	11,312
Change in fair value of contingent consideration	—	797
Restructuring and severance (1)	3,625	—
Litigation settlements and contingencies	(27)	16
Total costs and expenses	286,112	274,657
Operating loss	(2,934)	(1,907)
Other (expense) income, net:
Interest expense, net	(7,505)	(10,215)
Other (expense) income	(1)	40,072
(Loss) income before income taxes	(10,440)	27,950
Income tax expense	(383)	(8,638)
Net (loss) income from continuing operations	(10,823)	19,312
Loss from discontinued operations, net of tax	(3)	(263)
Net (loss) income and comprehensive (loss) income	$ (10,826)	$ 19,049

Weighted average shares outstanding:
Basic	12,901	13,070
Diluted	12,901	14,119
(Loss) income per share from continuing operations:
Basic	$ (0.84)	$ 1.48
Diluted	$ (0.84)	$ 1.37
Loss per share from discontinued operations:
Basic	$ —	$ (0.02)
Diluted	$ —	$ (0.02)
Net (loss) income per share:
Basic	$ (0.84)	$ 1.46
Diluted	$ (0.84)	$ 1.35

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$ 393	$ 397
Selling and marketing expense	2,039	1,802
General and administrative expense	9,600	12,171
Product development	1,965	2,066
Restructuring and severance	1,083	—

Q1.2022	10

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2022	December 31, 2021
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$ 196,658	$ 251,231
Restricted cash and cash equivalents	120	111
Accounts receivable, net	114,294	97,658
Prepaid and other current assets	26,995	25,379
Total current assets	338,067	374,379
Property and equipment	70,680	72,477
Operating lease right-of-use assets	74,807	77,346
Goodwill	420,139	420,139
Intangible assets, net	77,847	85,763
Deferred income tax assets	127,823	87,581
Equity investment	173,140	158,140
Other non-current assets	6,969	6,942
Non-current assets of discontinued operations	—	16,589
Total assets	$ 1,289,472	$ 1,299,356

LIABILITIES:
Current portion of long-term debt	$ 169,484	$ 166,008
Accounts payable, trade	9,909	1,692
Accrued expenses and other current liabilities	107,881	106,731
Current liabilities of discontinued operations	4	1
Total current liabilities	287,278	274,432
Long-term debt	564,981	478,151
Operating lease liabilities	93,759	96,165
Deferred income tax liabilities	2,265	2,265
Other non-current liabilities	341	351
Total liabilities	948,624	851,364
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 16,119,648 and 16,070,720 shares issued, respectively, and 12,764,182 and 13,095,149 shares outstanding, respectively	161	161
Additional paid-in capital	1,145,038	1,242,794
Accumulated deficit	(538,173)	(571,794)
Treasury stock; 3,355,466 and 2,975,571 shares, respectively	(266,178)	(223,169)
Total shareholders' equity	340,848	447,992
Total liabilities and shareholders' equity	$ 1,289,472	$ 1,299,356

Q1.2022	11

LENDINGTREE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) income and comprehensive (loss) income	$ (10,826)	$ 19,049
Less: Loss from discontinued operations, net of tax	3	263
Net (loss) income from continuing operations	(10,823)	19,312
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	431	348
Amortization of intangibles	7,917	11,312
Depreciation	4,854	3,718
Non-cash compensation expense	15,080	16,436
Deferred income taxes	326	8,638
Change in fair value of contingent consideration	—	797
Gain on investments	—	(40,072)
Bad debt expense	850	516
Amortization of debt issuance costs	2,467	1,275
Amortization of debt discount	879	7,346
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(49)	7,132
Changes in current assets and liabilities:
Accounts receivable	(17,488)	(33,743)
Prepaid and other current assets	(3,666)	(915)
Accounts payable, accrued expenses and other current liabilities	9,320	7,154
Income taxes receivable	48	(89)
Other, net	(146)	(240)
Net cash provided by operating activities attributable to continuing operations	10,000	8,925
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(3,465)	(10,553)
Equity investment	(15,000)	(1,180)
Net cash used in investing activities attributable to continuing operations	(18,465)	(11,733)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(3,085)	(4,801)
Purchase of treasury stock	(43,009)	—
Payment of debt issuance costs	(4)	(168)
Other financing activities	—	(31)
Net cash used in financing activities attributable to continuing operations	(46,098)	(5,000)
Total cash used in continuing operations	(54,563)	(7,808)
Discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(1)	(71)
Total cash used in discontinued operations	(1)	(71)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(54,564)	(7,879)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	251,342	170,049
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$ 196,778	$ 162,170

Q1.2022	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
(in thousands)
Selling and marketing expense	$ 204,157	$ 184,847	$ 197,462
Non-variable selling and marketing expense (1)	(15,081)	(15,053)	(13,760)
Variable marketing expense	$ 189,076	$ 169,794	$ 183,702

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2022	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income from continuing operations to variable marketing margin and net (loss) income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$ (10,823)	$ 48,432	$ 19,312
Net (loss) income from continuing operations % of revenue	(4) %	19%	7%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	15,561	14,448	13,895
Non-variable selling and marketing expense (1)	15,081	15,053	13,760
General and administrative expense	35,973	38,546	34,989
Product development	14,052	13,723	12,468
Depreciation	4,854	4,941	3,718
Amortization of intangibles	7,917	9,771	11,312
Change in fair value of contingent consideration	—	—	797
Restructuring and severance	3,625	6	—
Litigation settlements and contingencies	(27)	32	16
Interest expense, net	7,505	14,986	10,215
Other income	1	(83,200)	(40,072)
Income tax expense	383	11,753	8,638
Variable marketing margin	$ 94,102	$ 88,491	$ 89,048
Variable marketing margin % of revenue	33%	34%	33%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.
Q1.2022	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations to adjusted EBITDA and net (loss) income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$ (10,823)	$ 48,432	$ 19,312
Net (loss) income from continuing operations % of revenue	(4) %	19%	7%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	7,917	9,771	11,312
Depreciation	4,854	4,941	3,718
Restructuring and severance	3,625	6	—
Loss on impairments and disposal of assets	431	814	348
Gain on investments	—	(83,200)	(40,072)
Non-cash compensation	13,997	16,751	16,436
Franchise tax caused by equity investment gain	1,500	—	—
Change in fair value of contingent consideration	—	—	797
Acquisition expense	9	430	29
Litigation settlements and contingencies	(27)	32	16
Interest expense, net	7,505	14,986	10,215
Income tax expense	383	11,753	8,638
Adjusted EBITDA	$ 29,371	$ 24,716	$ 30,749
Adjusted EBITDA % of revenue	10%	10%	11%

Q1.2022	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income from continuing operations to adjusted net income (loss) and net (loss) income per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
Net (loss) income from continuing operations	$ (10,823)	$ 48,432	$ 19,312
Adjustments to reconcile to adjusted net (loss) income:
Restructuring and severance	3,625	6	—
Loss on impairments and disposal of assets	431	814	348
Gain on investments	—	(83,200)	(40,072)
Non-cash compensation	13,997	16,751	16,436
Franchise tax caused by equity investment gain	1,500	—	—
Change in fair value of contingent consideration	—	—	797
Acquisition expense	9	430	29
Litigation settlements and contingencies	(27)	32	16
Income tax (benefit) expense from adjusted items	(5,106)	16,980	5,699
Excess tax expense (benefit) from stock-based compensation	2,468	(4,336)	(32)
Adjusted net income (loss)	$ 6,074	$ (4,091)	$ 2,533

Net (loss) income per diluted share from continuing operations	$ (0.84)	$ 3.57	$ 1.37
Adjustments to reconcile net (loss) income from continuing operations to adjusted net income (loss)	1.31	(3.87)	(1.19)
Adjustments to reconcile effect of dilutive securities	(0.01)	(0.01)	—
Adjusted net income (loss) per share	$ 0.46	$ (0.31)	$ 0.18

Adjusted weighted average diluted shares outstanding	13,167	13,212	14,119
Effect of dilutive securities	266	(346)	—
Weighted average diluted shares outstanding	12,901	13,558	14,119
Effect of dilutive securities	—	346	1,049
Weighted average basic shares outstanding	12,901	13,212	13,070

Q1.2022	16

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing margin, including variable marketing expense

•	Variable marketing margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted net income

•	Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

Q1.2022	17

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, and (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Q1.2022	18

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $1.5 million franchise tax caused by the equity investment gain in Stash.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; the pace of the ongoing recovery from the COVID-19 pandemic subside; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; inflationary trends; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors

Q1.2022	19

to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2021, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q1.2022	20